                                                                       Exhibit 2


          CONSOLIDATED AUDITED FINANCIAL STATEMENTS OF THE REGISTRANT
               FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2003,
           THE YEARS ENDED JUNE 30, 2003 AND 2002 AND FOR THE PERIOD
 FROM INCEPTION (JUNE 17, 1993) TO DECEMBER 31, 2003 INCLUDING A RECONCILIATION
           TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES


[KPMG LOGO]


                           Consolidated Financial Statements of

                           NEUROCHEM INC.
                           (A DEVELOPMENT STAGE COMPANY)

                           Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception (June 17, 1993) to December 31, 2003

AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Neurochem Inc. as at December 31, 2003 and June 30, 2003 and the consolidated statements of operations, deficit and cash flows for the six-month period ended December 31, 2003, each of the years in the two-year period ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and June 30, 2003 and the results of its operations and its cash flows for the six-month period ended December 31, 2003, each of the years in the two-year period ended June 30, 2003 and for the period from inception (June 17, 1993) to December 31, 2003 in accordance with Canadian generally accepted accounting principles.

(signed) KPMG LLP

Chartered Accountants

Montreal, Canada

February 13, 2004

NEUROCHEM INC.
Consolidated Financial Statements

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception (June 17, 1993) to December 31, 2003

FINANCIAL STATEMENTS

        Consolidated Balance Sheets............................  1

        Consolidated Statements of Operations..................  2

        Consolidated Statements of Deficit.....................  3

        Consolidated Statements of Cash Flows..................  4

        Notes to Consolidated Financial Statements.............  5

NEUROCHEM INC.
Consolidated Balance Sheets

December 31, 2003 and June 30, 2003
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

                                                         December 31,     December 31,     June 30,
                                                             2003             2003           2003
                                                         -------------    -------------    ---------
                                                             (US$-          (Cdn$)          (Cdn$)
                                                          note 2 (l))
ASSETS
Current assets:
  Cash and cash equivalents..........................       $11,506          $14,869        $ 6,450
  Marketable securities..............................        48,537           62,725          9,884
  Grants receivable (note 3).........................             -                -            529
  Sales taxes and other receivables..................           558              721            882
  Research tax credits receivable....................         1,633            2,111          1,174
  Prepaid expenses and deposits......................         1,293            1,671            928
                                                            -------          -------        -------
                                                             63,527           82,097         19,847
Long-term security deposits (note 9 (d)).............           175              226            236
Long-term investment (note 4)........................         3,421            4,421          4,421
Property and equipment (note 5)......................         3,512            4,539          4,070
Patent costs (note 6)................................         2,277            2,942          2,586
                                                            -------          -------        -------
                                                            $72,912          $94,225        $31,160
                                                            =======          =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................       $ 1,602          $ 2,070        $ 3,054
  Accrued liabilities................................         2,901            3,749          2,359
  Current portion of obligations under
     capital leases (note 7).........................           329              425            411
                                                            -------          -------        -------
                                                              4,832            6,244          5,824
Obligations under capital leases (note 7)............           322              416            633
                                                            -------          -------        -------
                                                              5,154            6,660          6,457
Shareholders' equity:
  Share capital (note 8).............................       134,587          173,930         87,482
  Deficit............................................       (66,829)         (86,365)       (62,779)
                                                            -------          -------        -------
                                                             67,758           87,565         24,703
Commitments and contingencies (notes 3 (a) and 9)
                                                            -------          -------        -------
                                                            $72,912          $94,225        $31,160
                                                            =======          =======        =======

See accompanying notes to consolidated financial statements.

On behalf of the Board of Directors by:

(Signed) Graeme K. Rutledge                                 (Signed) Colin Bier, Ph.D.
Director                                                    Director

NEUROCHEM INC.
Consolidated Statements of Operations

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars,
except per share data)
(in accordance with Canadian GAAP)

                                        Six-month period                                 Cumulative
                                       ended December 31,       Years ended June 30,       since
                                     -----------------------    --------------------    inception of
                                        2003          2003        2003        2002       operations
                                     -----------    --------    --------    --------    ------------
                                       (US$-         (Cdn$)      (Cdn$)      (Cdn$)       (Cdn$)
                                     note 2 (l))
Revenues:
  Research contracts.............     $     --      $     --    $     --    $  2,271      $  9,216
  License fees...................           --            --          --          --         1,106
                                      --------      --------    --------    --------      --------
                                            --            --          --       2,271        10,322
Expenses:
  Research and development.......        6,594         8,522      18,782      15,304        76,630
  Research tax credits...........         (707)         (914)     (1,410)     (1,048)      (10,290)
  Research grants and other......         (161)         (208)     (1,895)     (2,071)       (7,816)
                                      --------      --------    --------    --------      --------
                                         5,726         7,400      15,477      12,185        58,524
  General and administrative.....        5,768         7,454       7,184       3,698        29,675
  Depreciation of property and
     equipment...................          431           557       1,019         758         3,592
  Amortization of patent costs...           69            89         178         130           630
  Interest and bank charges......           35            46         144         232           908
                                      --------      --------    --------    --------      --------
                                        12,029        15,546      24,002      17,003        93,329
                                      --------      --------    --------    --------      --------
Net loss before undernoted
  items..........................      (12,029)      (15,546)    (24,002)    (14,732)      (83,007)
Investment and other income:
  Interest income................          402           520         800       1,144         5,484
  Foreign exchange...............       (1,352)       (1,747)        100         113        (1,499)
  Gain on disposal of
     intellectual
     property (note 4)...........           --            --       3,484          --         3,484
                                      --------      --------    --------    --------      --------
                                          (950)       (1,227)      4,384       1,257         7,469
                                      --------      --------    --------    --------      --------
Net loss before income taxes.....      (12,979)      (16,773)    (19,618)    (13,475)      (75,538)
Income taxes:
  Quebec credit for losses.......           --            --          --          --           700
                                      --------      --------    --------    --------      --------
Net loss.........................     $(12,979)     $(16,773)   $(19,618)   $(13,475)     $(74,838)
                                      ========      ========    ========    ========      ========
Net loss per share (note 12):
  Basic and diluted..............     $  (0.49)     $  (0.63)   $  (0.90)   $  (0.75)
                                      ========      ========    ========    ========

     See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Consolidated Statements of Deficit

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

                                        Six-month period                                 Cumulative
                                       ended December 31,       Years ended June 30,       since
                                     -----------------------    --------------------    inception of
                                        2003          2003        2003        2002       operations
                                     -----------    --------    --------    --------    ------------
                                       (US$-         (Cdn$)      (Cdn$)      (Cdn$)       (Cdn$)
                                     note 2 (l))
Deficit, beginning of period.....     $(48,578)     $(62,779)   $(42,624)   $(29,149)     $      -
Net loss.........................      (12,979)      (16,773)    (19,618)    (13,475)      (74,838)
Share issue costs................       (5,272)       (6,813)       (537)          -       (11,527)
                                      --------      --------    --------    --------      --------
Deficit, end of period...........     $(66,829)     $(86,365)   $(62,779)   $(42,624)     $(86,365)
                                      ========      ========    ========    ========      ========

See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Consolidated Statements of Cash Flows

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

                                                 Six-month period                                 Cumulative
                                                ended December 31,       Years ended June 30,       since
                                              -----------------------    --------------------    inception of
                                                 2003          2003        2003        2002       operations
                                              -----------    --------    --------    --------    ------------
                                                (US$-         (Cdn$)      (Cdn$)      (Cdn$)       (Cdn$)
                                              note 2 (l))
Cash flows from operating
  activities:
    Net loss..............................     $(12,979)     $(16,773)   $(19,618)   $(13,475)     $(74,838)
    Adjustments for:
         Gain on disposal of
           intellectual property..........           --            --      (3,484)         --        (3,484)
         Depreciation and
           amortization...................          500           646       1,197         888         4,222
         Write-off of patents.............           --            --          --         119           119
         Shares issued for services.......           --            --          --          --            41
    Changes in operating assets
      and liabilities:
         Grants receivable................          409           529         488         (37)           --
         Sales taxes and
           other receivables..............          125           161        (477)         12          (721)
         Research tax credits
           receivable.....................         (725)         (937)       (456)         34        (2,111)
         Prepaid expenses
           and deposits...................         (567)         (733)       (689)        (31)       (1,896)
         Accounts payable and
           accrued liabilities............          457           590       1,086       1,565         6,038
                                               --------      --------    --------    --------      --------
                                                (12,780)      (16,517)    (21,953)    (10,925)      (72,630)
Cash flows from financing activities:
    Proceeds from issue of share
      capital.............................       66,893        86,448      17,981          11       173,888
    Share issue costs.....................       (5,272)       (6,813)       (537)         --       (11,527)
    Proceeds from sale-leaseback..........           --            --          --       1,649         2,168
    Repayment of obligations under
      capital lease.......................         (157)         (203)       (552)       (618)       (2,321)
                                               --------      --------    --------    --------      --------
                                                 61,464        79,432      16,892       1,042       162,208
Cash flows from investing activities:
    Additions to property and equipment...         (709)         (916)     (1,638)       (946)       (7,196)
    Additions to patent costs.............         (572)         (739)       (538)     (1,156)       (4,197)
    Long-term investment..................           --            --        (591)         --          (591)
    Proceeds from (investment in)
      marketable securities...............      (40,888)      (52,841)     13,129       7,045       (62,725)
                                               --------      --------    --------    --------      --------
                                                (42,169)      (54,496)     10,362       4,943       (74,709)
                                               --------      --------    --------    --------      --------
Net increase (decrease) in cash and
  cash equivalents........................        6,515         8,419       5,301      (4,940)       14,869
Cash and cash equivalents,
  beginning of period.....................        4,991         6,450       1,149       6,089            --
                                               --------      --------    --------    --------      --------
Cash and cash equivalents,
  end of period...........................     $ 11,506      $ 14,869    $  6,450    $  1,149      $ 14,869
                                               ========      ========    ========    ========      ========

Supplemental disclosures to cash flow statements (note 13)

See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Notes to Consolidated Financial Statements

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

1.   ORGANIZATION AND BUSINESS ACTIVITIES:

    Neurochem Inc. (the "Company" or "Neurochem"), incorporated under the Canada Business Corporations Act in 1993, is a Canadian biopharmaceutical company focused on the development and commercialization of innovative therapeutics for neurological disorders.

    Since inception, the business activities of the Company have been devoted principally to research and development of the Company's core technology platform, amyloid inhibitors, which focuses on the design and synthesis of chemical compounds that inhibit the formation, deposition and toxicity of amyloid fibrils implicated as the underlying causes of certain diseases. The Company's therapeutic focus is on developing innovative treatments for neurological disorders. The diseases currently targeted by the Company include Alzheimer's Disease, Hemorrhagic Stroke due to Cerebril Amyloid Angiopathy ("CAA"), and certain Systemic Amyloidosis disorders. In addition, the Company is also conducting development programs for other neurological disorders principally Epileptic Seizures induced by Traumatic Brain Injury. In the fiscal period ended June 30, 2003, the Company disposed of its intellectual property rights for Diabetes Type II (see note 4). The status of the Company's principal product candidates are as follows:

    Disease indication                 Product candidates             Stage of development
    ------------------                ---------------------    -----------------------------------
    Amyloid A (AA) Amyloidosis               Fibrillex (TM)            Phase II/III clinical trial
    Alzheimer's Disease                       Alzhemed (TM)    Phase III clinical trials in design
    Hemorrhagic Stroke due to CAA             Cerebril (TM)                Phase II clinical trial
    Epileptic Seizures induced by
      Traumatic Brain Injury          Lead compound NC-1461                   Pre-clinical testing

    Neurochem is considered to be in the development stage, with a significant emphasis on clinical trials for three of its product candidates. Since inception, substantially all of the Company's research and development expenditures, capital expenditures, including costs incurred to secure patents, and all revenues from milestone payments and research contracts, relate to the Company's core technology platform.

2.   SIGNIFICANT ACCOUNTING POLICIES:

    The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). A reconciliation of the net loss and shareholders' equity to US GAAP is presented in note 16.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (a)  Principles of consolidation:

          The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

     (b)  Cash and cash equivalents:

          The Company considers all investments with maturities of three months or less that are highly liquid and readily convertible into cash to be cash equivalents.

     (c)  Marketable securities:

          Marketable securities are investments with maturities greater than three months and less than a year, and consist principally of commercial paper. Interest bearing financial assets are intended to be held to maturity and are carried at amortized cost. Interest is recognized on an effective yield basis. These investments are written down to their estimated fair market value when this amount is less than amortized cost, unless the Company has reason to believe it will be able to recover the carrying amount. Estimated fair market value is based on quoted market prices.

     (d)  Long-term investment:

          The long-term investment is recorded at cost. When, in the opinion of management, a permanent decline in value has occurred, the investment is written down to its estimated realizable value. In determining the estimated realizable value, management relies on its judgment and knowledge of the investment and of general business and economic conditions that prevail and are expected to prevail. These estimates are limited due to the uncertainty of predictions concerning future events.

     (e)  Property and equipment:

          Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation and amortization are provided at the following annual rates:

          Asset                                                    Basis           Rate/period
          -----                                               -----------------    -------------
          Research equipment                                 Declining balance              20%
          Office equipment                                   Declining balance              20%
          Computer hardware                                  Declining balance              30%
          Computer software                                      Straight-line             100%
          Equipment under capital leases                     Declining balance           20-30%
          Leasehold improvements                                 Straight-line    Over the term
                                                                                   of the lease

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (f)  Patent costs:

          The capitalized amount with respect to patents relates to direct costs incurred in connection with securing the patents. Patents are stated at cost and are amortized using the straight-line method over the life of the patent ranging from 17 to 20 years. The cost of the patents does not necessarily reflect their present or future value and the amount ultimately recoverable is dependent upon the continued development and successful commercialization of the related products.

     (g)  Impairment and disposal of long-lived assets:

          Effective July 1, 2003, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants ("CICA"), Handbook
          Section 3063, Impairment or Disposal of Long-lived Assets and revised
          Section 3475, Disposal of Long-Lived Assets and Discontinued Operations. Together, these two Sections supersede the write-down and disposal provisions of Section 3061, Property, Plant and Equipment as well as Section 3475, Discontinued Operations. Section 3063 amends existing guidance on long-lived asset impairment measurement and establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use by the Company. It requires that an impairment loss be recognized when the carrying amount of an asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and disposal; the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Section 3475 provides a single accounting model for long-lived assets to be disposed of by sale. Section 3475 provides specified criteria for classifying an asset as held-for-sale to be measured at the lower of their carrying amounts or fair value, less costs to sell.

          Section 3475 also broadens the scope of businesses that qualify for reporting as discontinued operations to include any disposals of a component of an entity, which comprises operations and cash flows that can be clearly distinguished from the rest of the Company, and changes the timing of recognizing losses on such operations.

     (h)  Revenue recognition:

          Revenue from research contracts is recognized when services to be provided are rendered and all conditions under the terms of the underlying agreement are met. Revenue subject to the achievement of milestones is recorded only when the specified events have occurred and collectibility is reasonably assured.

          Up-front payments and initial technology access fees are deferred and recognized as revenue on a systematic basis over the period that the related products or services are delivered and all obligations are performed.

          License fees are recorded when conditions and events under the license agreement have occurred and collectibility is reasonably assured.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (i)  Research and development:

          Research expenditures are expensed as incurred. Development expenditures are capitalized when they meet the criteria for capitalization in accordance with Canadian GAAP and the future benefits could be regarded as being reasonably certain. At December 31, 2003 and June 30, 2003, no development costs were deferred.

     (j)  Government assistance:

          Government assistance, consisting of grants and research tax credits, is recorded as a reduction of the related expense or the cost of the asset acquired. Government assistance is recorded in the accounts when reasonable assurance exists that the Company has complied with the terms and conditions of the approved grant program or, for tax credits, when there is reasonable assurance that they will be realized.

     (k)  Foreign exchange:

          Monetary assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Other balance sheet items denominated in foreign currencies are translated at rates of exchange in effect at the transaction date. Income and expenses denominated in foreign currencies are translated at rates of exchange in effect at the transaction date. Translation gains and losses are included in income.

          The Company's foreign subsidiaries are considered to be integrated foreign operations and their accounts have been translated using the temporal method with translation gains and losses included in the consolidated statements of operations.

     (l)  Translation of convenience:

          The Company's functional currency is the Canadian dollar. The Company has also presented the consolidated financial statements as at and for the period ended December 31, 2003 in US dollars using the convenience translation method whereby all Canadian dollar amounts were converted into US dollars at the noon exchange rate quoted by the Bank of Canada at December 31, 2003, which was $0.7738 US dollar per Canadian dollar. The information in US dollars is presented only for the convenience of some readers and thus has limited usefulness. This translation should not be viewed as a representation that such Canadian dollar amounts actually represent such US dollar amounts or could be or would have been converted into US dollars at the rate indicated.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (m) Stock-based compensation plan:

          For stock-based employee compensation awards, the Company follows the settlement method of accounting. Under this method, no compensation expense is recognized in the consolidated statement of operations when stock options are issued to employees. Any consideration received from the plan participants upon exercise of stock options is credited to share capital. All stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after July 1, 2002, are accounted for using the fair value method.

          The Company discloses the pro forma effect of accounting for all stock-based awards granted after July 1, 2002 under the fair value-based method (refer to note 12).

     (n)  Income taxes:

          The Company utilizes the asset and liability method for accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on "temporary differences" (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future tax asset if it is more likely than not that the asset will not be realized.

     (o)  Earnings per share:

          Basic earnings per share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed in a manner consistent with basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding options and warrants were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.

     (p)  Use of estimates:

          The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates include estimating the useful lives of long-lived assets, including property and equipment and patent costs, estimating accruals for clinical trial expenses, as well as assessing the recoverability of the long-term investment, research tax credits and future tax assets. The reported amounts and note disclosures are determined to reflect the most probable set of economic conditions and planned course of actions. Actual results could differ from these estimates.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

3.   GRANTS RECEIVABLE:

     (a)  Technology Partnerships Canada Program:

          During the year ended June 30, 2000, the Company signed an agreement with the federal Ministry of Industry under its Technology Partnerships Canada Program (the "Agreement"). Under the Agreement, the Company is entitled to a financial contribution based on eligible expenditures incurred by the Company with respect to a project for the development of effective oral therapeutics for Alzheimer's Disease.

          The Company submitted total claims under the Agreement in the amount of nil for the six-month period ended December 31, 2003, (year ended June 30, 2003 -- $1,498, June 30, 2002 -- $2,019, June 30, 2001 --
          $1,777 and June 30, 2000 -- $1,443) for a cumulative amount of $6,737. The Company recorded nil for the six-month period ended December 31, 2003 (year ended June 30, 2003 -- $1,405, June 30, 2002 -- $1,657) in
          "research grants and other" in the consolidated statements of operations and nil at December 31, 2003 (year ended June 30, 2003 -- $93 and June 30, 2002 -- $362) against property and equipment.

          Under the Agreement, the Company is committed to pay the federal government royalties equal to 7.24% of gross revenues realized from the commercialization of effective orally-administered therapeutics for the treatment of Alzheimer's Disease until June 30, 2010. After June 30, 2010, the Company may have to continue to pay royalties until such time as the aggregate amount of royalties paid pursuant to the Agreement reaches $20,540.

     (b)  Food and Drug Administration:

          During the year ended June 30, 2002, the Company was awarded a $1,400 grant from the US Food and Drug Administration for certain direct costs to be incurred by the Company for a Phase II/III trial of Fibrillex(TM). Funds under the grant are expected to be received by the Company in equal quarterly instalments over a period of three years. Included in "research grants and other" on the statement of operations for the six months ended December 31, 2003 is an amount of $199 (year ended June 30, 2003 -- $460; June 30, 2002 -- $356)
          received under this agreement.

4.   LONG-TERM INVESTMENT:

     In May 2003, the Company entered into the following transactions with respect to its Diabetes Type II pre-clinical program:

     (i) the Company disposed of its intellectual property rights relating to the pre-clinical diabetes program, including an exclusive perpetual, royalty-free, worldwide license to Innodia Inc. ("Innodia"), a privately held Canadian biopharmaceutical company. The carrying value of these rights, which amounted to $346, was exchanged for 1,904,464 Innodia common shares having a fair market value of $5,400. The fair market value of the Innodia common shares was determined based on the pricing of a $7,000 private placement financing completed by Innodia concurrent with this transaction.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

4.   LONG-TERM INVESTMENT (CONTINUED):

     (i)   (continued):

           Since the Company transferred its ownership of a controlled productive asset to Innodia in exchange for a non-controlling equity interest of 31% in Innodia, the Company accounted for this transaction as a partial sale and recognized a gain on the transaction only to the extent of the interest of the other shareholders in Innodia. Accordingly, the gain on sale of intellectual property rights of $3,484, included in the June 30, 2003 statement of operations, represents approximately 69% of the total gain of $5,054 on the transaction;

     (ii) the Company subscribed for 176,339 Class A1 preferred shares of Innodia as part of a private placement for a cash consideration of $500, plus related costs of $91.

     In June 2003, the Company transferred its 31% interest in Innodia to a holding company which is controlled indirectly by a shareholder. As consideration for this transfer, Neurochem received 176,339 non-voting Class A1 participating preferred shares, 1,904,464 non-voting, participating Class A common shares and 352,537 voting, non-participating Class V preferred shares. The Class A1 preferred shares are convertible into common shares on a one-for-one basis at any time at the option of the holder and automatically convertible under specified circumstances. As a result, this Company holds the same economic interest as that held directly in Innodia prior to the transfer. At December 31, 2003 and June 30, 2003, the Company's long-term investment represents voting rights of approximately 12% and equity ownership of approximately 70% in the holding company.

5.   PROPERTY AND EQUIPMENT:

                                                                        December 31, 2003
                                                            --------------------------------------
                                                                        Accumulated
                                                                        depreciation      Net book
                                                             Cost     and amortization     value
                                                            ------    ----------------    --------
     Research equipment..................................   $2,900         $1,383          $1,517
     Computer hardware and software......................    1,820            964             856
     Office equipment....................................      654            229             425
     Equipment under capital leases......................    1,198            503             695
     Leasehold improvements..............................    1,559            513           1,046
                                                            ------         ------          ------
                                                            $8,131         $3,592          $4,539
                                                            ======         ======          ======

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

5.   PROPERTY AND EQUIPMENT (CONTINUED):

                                                                        June 30, 2003
                                                            --------------------------------------
                                                                        Accumulated
                                                                        depreciation      Net book
                                                             Cost     and amortization     value
                                                            ------    ----------------    --------
     Research equipment..................................   $2,484         $1,253          $1,231
     Computer hardware and software......................    1,331            750             581
     Office equipment....................................      560            187             373
     Equipment under capital leases......................    1,198            429             769
     Leasehold improvements..............................    1,532            416           1,116
                                                            ------         ------          ------
                                                            $7,105         $3,035          $4,070
                                                            ======         ======          ======

     Included in "depreciation of property and equipment" in the consolidated statements of operations is depreciation of equipment under capital leases of $74 (June 30, 2003 -- $251; June 30, 2002 -- $245).

6.   PATENT COSTS:


                                                                    December 31,    June 30,
                                                                        2003          2003
                                                                    ------------    --------
     Cost........................................................      $3,391        $2,946
     Accumulated amortization....................................         449           360
                                                                       ------        ------
                                                                       $2,942        $2,586
                                                                       ======        ======

     The remaining weighted average amortization period of patent costs at December 31, 2003 is 15.6 years (June 30, 2003 -- 15.4 years; 2002 -- 16.2 years). The estimated amortization expense for each of the next five years is approximately $217 per annum or $1,085 in the aggregate.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

7.   OBLIGATIONS UNDER CAPITAL LEASES:

     Minimum lease payments under capital leases expiring in November 2005 are as follows:

                                                                    December 31,     June 30,
                                                                        2003           2003
                                                                    -------------    --------
    2004........................................................        $470          $  470
    2005........................................................         431             470
    2006........................................................           -             196
                                                                        ----          ------
                                                                         901           1,136
    Less amount representing interest at a rate of 6.88%........          60              92
                                                                        ----          ------
                                                                         841           1,044
    Less current portion........................................         425             411
                                                                        ----          ------
                                                                        $416          $  633
                                                                        ====          ======

     Interest expense related to obligations under capital leases for the six-month period ended December 31, 2003 was $33 (year ended June 30, 2003 --$92; June 30, 2002 -- $80) and is included in "interest and bank charges" in the consolidated statements of operations.

     In December 2001, the Company entered into a sale-leaseback agreement with a Canadian chartered bank to sell previously acquired research equipment and concurrently leased the same property back over a four-year period. The Company received proceeds from the sale in the amount of $1,649.

8.   SHARE CAPITAL:

     (a)  The authorized share capital of the Company consists of:

          o  an unlimited number of voting common shares

          o an unlimited number of non-voting preferred shares, issuable in one or more series

     (b)  Issued and outstanding:

          The issued and outstanding share capital consists of:

                                                                       December 31,     June 30,
                                                                           2003           2003
                                                                       -------------    --------
         29,775,127 common shares (June 30, 2003 -
           23,483,024 common shares)...............................      $173,930       $87,482
                                                                         ========       =======

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

8.   SHARE CAPITAL (CONTINUED):

     (b) Issued and outstanding (continued):

         Changes in the issued and outstanding common shares for the fiscal periods ended June 30, 2002 and 2003 and the six-month period ended December 31, 2003 were as follows:

                                                                         Number      Dollars
                                                                       ----------    --------
         Balance, June 30, 2001....................................    17,996,219    $ 69,490
         Exercise of options.......................................        32,125          11
                                                                       ----------    --------
         Balance, June 30, 2002....................................    18,028,344      69,501
         Issued for cash from private placement (i)................     4,000,000      15,148
         Exercise of warrants......................................       836,644       1,904
         Exercise of options.......................................       618,036         929
                                                                       ----------    --------
         Balance, June 30, 2003....................................    23,483,024      87,482
         Issued for cash from public offering (ii).................     5,750,000      84,956
         Exercise of warrants......................................       106,785         192
         Exercise of options.......................................       435,318       1,300
                                                                       ----------    --------
         Balance, December 31, 2003................................    29,775,127    $173,930
                                                                       ==========    ========

        June 30, 2003:

        (i) On July 25, 2002 and February 18, 2003, the Company completed equity financing agreements with Picchio Pharma Inc. In July 2002, the Company issued 2.8 million units at a cost of $2.50 per unit, and received aggregate proceeds of $7,000. The units were comprised of one common share and one warrant exercisable any time within a three-year period at the exercise price of $3.13. The warrants expire on July 25, 2005.

              In February 2003, the Company issued 1.2 million units at a cost of $6.79 per unit and received aggregate proceeds of $8,148. The units were comprised of one common share and one warrant exercisable any time within a three-year period at an exercise price of $7.81. The warrants expire on February 18, 2006.

              Share issue costs related to these transactions were charged to the deficit.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

8.   SHARE CAPITAL (CONTINUED):

     (b) Issued and outstanding (continued):

         December 31, 2003:

         (ii) In September 2003, the Company completed a public offering for the issuance and sale of 5.75 million common shares at a price of $14.77 (US$10.87) per share. The total proceeds of the offering to the Company was $84,956. Total share issue expenses of $6,813 were charged to the deficit.

     (c)  Stock option plan:

              Under its stock option plan, the Company may grant options to purchase common shares to employees, directors, officers, consultants and members of the Scientific and Clinical Advisory Boards of the Company. The terms, number of common shares covered by each option as well as the permitted frequency of the exercise of such options is determined by the Board of Directors. In general, options vest over periods to five years. In the period ended December 31, 2003, the shareholders approved an increase of 1,241,794 in the number of common shares reserved for issuance under the plan, from 3,196,973 common shares to 4,438,767 common shares. The maximum number of common shares which may be optioned in favor of any single individual shall not exceed 5% of the issued and outstanding common shares of the Company. The option price per share will, in no circumstances, be lower than the fair market value of the common shares at the date of the grant of the option, less any discount permitted by any regulatory authority. In no event may the term of any option exceed ten years from the date of the grant of the option.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

8.   SHARE CAPITAL (CONTINUED):

     (c) Stock option plan (continued):

         Changes in outstanding options issued under the stock option plan for the fiscal periods ended June 30, 2002 and 2003 and the six-month period ended December 31, 2003 were as follows:

                                                                                      Weighted
                                                                                      average
                                                                       Number      exercise price
                                                                      ---------    --------------
         Options outstanding, June 30, 2001.......................    1,300,725        $1.93
         Granted..................................................      704,400         3.00
         Exercised................................................      (22,125)        0.36
         Cancelled or expired.....................................      (19,500)        3.13
                                                                      ---------        -----
         Options outstanding, June 30, 2002.......................    1,963,500         2.32
         Granted..................................................      909,000         7.22
         Exercised................................................     (577,036)        1.59
         Cancelled or expired.....................................       (3,620)        3.25
                                                                      ---------        -----
         Options outstanding, June 30, 2003.......................    2,291,844         4.48
         Granted..................................................      342,000        21.70
         Exercised................................................     (335,318)        2.87
                                                                      ---------        -----
         Options outstanding, December 31, 2003...................    2,298,526        $7.23
                                                                      =========        =====

         The following table summarizes information about options outstanding and exercisable at December 31, 2003:

                                                                                          Weighted
                                                                                          average
                                                                                         remaining
                                                          Options        Options      contractual life
         Exercise price/share                           outstanding    exercisable        (years)
         --------------------                           -----------    -----------    ----------------
         $0.36 -- $0.65.............................       220,000        220,000           3.3
         $2.99 -- $3.75.............................       848,193        547,237           7.1
         $5.30 -- $6.79.............................       362,333        172,458           8.9
         $8.11 -- $9.85.............................       526,000        108,062           9.1
         $18.75 -- $23.35...........................       342,000         93,600           9.9
                                                         ---------      ---------           ---
                                                         2,298,526      1,141,357           7.9
                                                         =========      =========           ===

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

8.   SHARE CAPITAL (CONTINUED):

     (d) Other outstanding options at December 31, 2003:

         The Company had previously issued 400,000 options to purchase common shares at prices ranging from US$0.20 to US$2.50 per share which are not covered by the stock option plan. In the six-month period ended December 31, 2003, 100,000 (41,000 and 10,000 in the fiscal periods ended June 30, 2003 and 2002, respectively) of these options were exercised for gross proceeds of $337 ($12 and $3 in the fiscal periods ended June 30, 2003 and 2002, respectively). There are no such options remaining at December 31, 2003.

     (e) Outstanding warrants at December 31, 2003:

         Each warrant entitles the holder to purchase one common share. Changes in outstanding warrants issued in connection with various private placements were as follows:

                                                                                      Weighted
                                                                                      average
                                                                       Number      exercise price
                                                                      ---------    --------------
         Warrants outstanding, June 30, 2001......................      977,876        $2.22
         Exercised................................................      (34,447)        2.31
                                                                      ---------        -----
         Warrants outstanding, June 30, 2002......................      943,429         2.22
         Issued in connection with private placement (note 8 (b)
           (i))...................................................    4,000,000         4.53
         Exercised................................................     (836,644)        2.28
                                                                      ---------        -----
         Warrants outstanding, June 30, 2003......................    4,106,785        $4.46
         Exercised................................................     (106,785)        1.80
                                                                      ---------        -----
         Warrants outstanding, December 31, 2003..................    4,000,000        $4.53
                                                                      =========        =====

         The following table summarizes information about outstanding warrants at December 31, 2003:

         Warrants                                                 Exercise price       Expiry
         --------                                                 --------------    -------------
         2,800,000............................................        $3.13             July 2005
         1,200,000............................................        $7.81         February 2006
                                                                      -----         -------------
         4,000,000............................................        $4.53
                                                                      =====         =============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

9.   COMMITMENTS:

     (a) Operating leases:

         Minimum annual lease payments for the next five years and thereafter under operating leases relating to premises are as follows:

         2004........................................................    $  508
         2005........................................................       428
         2006........................................................       400
         2007........................................................       224
         2008........................................................       196
         Thereafter..................................................       428
                                                                         ------
                                                                         $2,184
                                                                         ======

         In addition, the Company is also responsible for operating costs and taxes under the operating leases.

     (b) License agreements and research collaborations:

         Effective January 1, 1994, the Company entered into a number of license agreements (the "License Agreements") with Parteq Research and Development Innovations ("Parteq"), the commercialization arm and exclusive worldwide licensee of Queen's University. Pursuant to these agreements, the Company was granted the worldwide exclusive license, with the right to sublicense, to certain technologies, patents and patent applications developed and belonging to Queen's University (the "Intellectual Property") and to develop, make, have made, use, sell and have sold certain products using the Intellectual Property. While Parteq and Queen's University retain the title to the Intellectual Property, the Company, directly or through its subsidiaries, has the exclusive right to exploit the Intellectual Property. All improvement to the Intellectual Property developed or invented by the Company are owned by the Company, directly or through its subsidiaries. Pursuant to the terms of the License Agreements, the Company has agreed to pay certain fees (including milestone payments) and royalties, and to assume all expenses related to the protection of the intellectual property rights. Each of the License Agreements will terminate upon the later of (i) the expiry date of the last-to-expire of the licensed patents or (ii) ten years after its first sales of products that use the license, should no patent be issued.

         The Company and its subsidiaries are party to research and license agreements under which they have obtained rights to use certain technologies to develop certain of its product candidates. These agreements impose various milestones, commercialization, sublicensing, royalty and other payment, insurance, indemnification and other obligations and are subject to certain reservations of rights.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

9.   COMMITMENTS (CONTINUED):

     (c) Management services agreement:

         Payments under a management services agreement with a shareholder-affiliated entity (see note 10 (d)) are as follows: 2004 -$960; 2005 -- $160.

     (d) Guarantees:

         The Company follows the recommendations of the CICA, accounting Guideline 14, Disclosure of Guarantees, which clarifies disclosure requirements for certain guarantees. The guideline does not provide guidance on nor require the measurement and recognition of a guarantor's liability for obligations under guarantees. The guideline defines a guarantee to be a contract (including an indemnity) that contingently requires the Company to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable, that is related to an asset, a liability or an equity security of the counterparty, (ii) failure of another party to perform under an obligating agreement or (iii) failure of another party to pay its indebtedness when due.

         At December 31, 2003, the Company is contingently liable for a letter of guarantee granted in favor of a landlord in the amount of $200. A long-term security deposit of $200 is pledged under the letter of guarantee. In addition, the Company has granted a movable hypothec in the amount of $100 under a lease agreement covering the universality of movable property at a leased location.

     (e) Litigation:

         The Company executed an agreement (the "CTA") with Immtech International, Inc. ("Immtech") of Vernon Hills, Illinois in 2002 pursuant to which Immtech provided the Company with certain compounds for testing and granted the Company an option to license such compounds. On August 12, 2003, Immtech filed certain legal proceedings with the federal district court for the Southern District of New York, U.S.A., with respect to the agreement.

         The parties entered into settlement discussions in September 2003. As settlement did not occur, in January 2004 the Company brought a motion to compel arbitration under the terms of the CTA and stay the judicial proceedings.

         The Company continues to vigorously defend against the claims brought by the plaintiffs. The proceedings are at the early stages and the outcome of this matter, or the likelihood and the amount of loss, if any, is not determinable. No provision for possible loss has been recorded by the Company in connection with this matter.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

10.  RELATED PARTY TRANSACTIONS:

     (a) Included in revenues are amounts received under various agreements with a shareholder, of nil in 2003 (December 31 and June 30) and $2,271 in 2002.

     (b) Included in research and development are the following amounts paid to Queen's University at Kingston, under various research agreements:

          Period ended:
            December 31, 2003........................................    $ --
            June 30, 2003............................................       5
            June 30, 2002............................................     295
                                                                         ====

     (c) The Company paid Parteq Research and Development Innovations, the following amounts for patent fees in the normal course of operations:

          Period ended:
            December 31, 2003........................................    $ --
            June 30, 2003............................................      10
            June 30, 2002............................................      16
                                                                         ====

     (d) Under the terms of a management services agreement entered into in March 2003 with Picchio International Inc., a company related to a shareholder, director and officer, and the Company recorded a management fee of $480 (year ended June 2003 -- $320). In addition, the Company paid $250 in performance incentive fees for the six months ended December 31, 2003 (June 30, 2003 -- nil).

     (e) Legal fees paid to a firm in which a director is a partner were $1,303 (June 30, 2003 -- $1,208 and June 30, 2002 -- $298).

     (f) Accounts payable and accrued liabilities include balances due to shareholders of $20 (June 2003 -- $13, June 2002 -- $47).

     These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

11. INCOME TAXES:

    (a)  Details of the components of income taxes are as follows:

                                                            Six-month
                                                          period ended
                                                          December 31,     Years ended June 30,
                                                          -------------    --------------------
                                                              2003           2003        2002
                                                          -------------    --------    --------
         Loss before income taxes:
           Canadian operations........................       $(4,120)      $(15,974)   $(13,475)
           Foreign operations.........................       (12,653)        (3,644)         --
                                                             -------       --------    --------
                                                             (16,773)       (19,618)    (13,475)
         Basic income tax rate........................            33%            34%         36%
                                                             -------       --------    --------
         Computed income tax recovery.................        (5,535)        (6,670)     (4,851)
         Adjustment in income taxes resulting from:
           Non-recognition of losses..................         2,936          6,582       4,851
           Difference in tax rate of a foreign
              subsidiary..............................         2,720            820          --
           Permanent differences......................          (121)          (732)         --
                                                             -------       --------    --------
                                                             $    --       $     --          --
                                                             =======       ========    ========

     (b) Future income taxes:

         The temporary differences that give rise to future tax assets and liabilities at December 31, 2003 and June 30, 2003 are as follows:

                                                                       December 31,     June 30,
                                                                           2003           2003
                                                                       -------------    --------
         Future tax assets:
           Patent costs............................................       $10,012       $10,053
           Unclaimed scientific research and experimental
              development expenditures for tax purposes............         7,533         5,750
           Share issue costs.......................................         2,171           376
           Net operating losses....................................         1,874           419
           Long-term investment....................................           271           271
           Other...................................................            74             6
                                                                          -------       -------
                                                                           21,935        16,875
         Less: valuation allowance.................................       (21,272)      (16,040)
                                                                          -------       -------
                                                                              663           835
         Future tax liabilities:
           Property and equipment, and patent costs................          (663)         (835)
                                                                          -------       -------
         Net future tax assets.....................................       $    --       $    --
                                                                          =======       =======

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

11. INCOME TAXES (CONTINUED):

    (b)  Future income taxes (continued):

         In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income and/or tax planning strategies. Since the Company is a development stage enterprise, the generation of future taxable income is dependent on the successful commercialization of its products and technologies.

    (c) The Company has the following unclaimed deductions available to reduce future taxable income in Canada:

                                                                         Federal    Quebec
                                                                         -------    ------
         Research expenditure pool (no expiry).......................    $31,732    $6,202
                                                                         =======    ======

         The Company also has approximately $5,404 in federal research investment tax credits that can be used to reduce future federal taxes payable and which expire as follows:

         2011........................................................    $1,339
         2012........................................................     2,251
         2013........................................................     1,814
                                                                         ------
                                                                         $5,404
                                                                         ======

12. EARNINGS PER SHARE:

     (a) Basic and diluted earnings per share:

         The reconciliation between basic and diluted earnings per share is as follows:

                                                       Six-month
                                                     period ended
                                                     December 31,        Years ended June 30,
                                                     -------------    --------------------------
                                                         2003            2003           2002
                                                     -------------    -----------    -----------
         Basic:
           Basic weighted average
              number of common shares
              outstanding........................      26,813,836      21,770,541     18,007,392
                                                      -----------     -----------    -----------
         Basic net loss per share................     $     (0.63)    $     (0.90)   $     (0.75)
                                                      ===========     ===========    ===========

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

12. EARNINGS PER SHARE (CONTINUED):

    (a)  Basic and diluted earnings per share (continued):

                                                       Six-month
                                                     period ended
                                                     December 31,        Years ended June 30,
                                                     -------------    --------------------------
                                                         2003            2003           2002
                                                     -------------    -----------    -----------
         Diluted:
           Basic weighted average
              number of common shares
              outstanding........................      26,813,836      21,770,541     18,007,392
           Plus impact of stock options
              and warrants (1)...................       4,476,940       2,858,010      1,239,910
                                                      -----------     -----------    -----------
         Diluted common shares...................      31,290,776      24,628,551     19,247,302
                                                      ===========     ===========    ===========
         Diluted net loss per share (1)..........     $     (0.63)    $     (0.90)   $     (0.75)
                                                      ===========     ===========    ===========

        -----------------------
        (1) The impact of stock options and warrants is anti-dilutive because the Company incurred losses in 2003 and 2002. All outstanding options and warrants included in this computation could potentially be dilutive in the future.

     (b) Stock-based compensation:

         Effective July 1, 2002, the Company adopted prospectively the recommendations with respect to the accounting for stock-based compensation and other stock-based payments (see note 2 (m)). If the fair value-based accounting method had been used to account for and measure stock-based compensation costs relating to exempt options granted to employees after July 1, 2002, the net earnings and related earnings per share figures would have been as follows:

                                                                       Six-month
                                                                     period ended        Year
                                                                     December 31,       ended
                                                                     -------------     June 30,
                                                                         2003            2003
                                                                     -------------    ----------
         Reported net loss.......................................      $(16,773)       $(19,618)
         Pro forma adjustments to compensation expense...........        (1,646)           (718)
                                                                       --------        --------
         Pro forma net loss......................................      $(18,419)       $(20,336)
                                                                       ========        ========
         Pro forma loss per share:
           Basic.................................................      $  (0.69)       $  (0.93)
           Diluted...............................................         (0.69)          (0.93)
                                                                       ========        ========

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

12. EARNINGS PER SHARE (CONTINUED):

    (b)  Stock-based compensation (continued):

         The weighted average fair value of each option granted is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

                                                                       Six-month         Year
                                                                     period ended       ended
                                                                     December 31,      June 30,
                                                                     -------------    ----------
                                                                         2003            2003
                                                                     -------------    ----------
         Risk free interest rate.................................        4.30%           4.68%
         Expected volatility.....................................          36%             61%
         Expected life in years..................................           7               7
         Expected dividend yield.................................         nil             nil
                                                                         ====            ====

         The following table summarizes the weighted average grant-date fair value per share for options granted during the period ended December 31, 2003 and the year ended June 30, 2003:

                                                                                       Weighted
                                                                                       average
                                                                                      grant-date
                                                                        Number of     fair value
                                                                         options      per share
                                                                        ----------    ----------
         Period ended December 31, 2003.............................     342,000        $9.93
         Year ended June 30, 2003...................................     909,000         4.66
                                                                         =======        =====

         Dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations.

13.  STATEMENT OF CASH FLOWS -- SUPPLEMENTARY DISCLOSURE:

    (a)  Cash and cash equivalents:

         Cash and cash equivalents consist of cash balances with banks and short-term investments:

                                                                        December 31,     June 30,
                                                                            2003           2003
                                                                       --------------    --------
         Cash balances with banks..................................       $ 1,079         $2,462
         Short-term investments (yielding interest between
           1.06% to 2.75% (June 30, 2003: 3.24% to 3.29%)).........        13,790          3,988
                                                                          -------         ------
                                                                          $14,869         $6,450
                                                                          =======         ======

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

13.  STATEMENT OF CASH FLOWS -- SUPPLEMENTARY DISCLOSURE (CONTINUED):

     (b) Interest and income taxes:

                                                                    Six-month
                                                                  period ended     Years ended
                                                                  December 31,       June 30,
                                                                  -------------    ------------
                                                                      2003         2003    2002
                                                                  -------------    ----    ----
         Cash paid in the year for:
           Interest...........................................         $35         $92     $143
           Income taxes.......................................          --          --       --
                                                                       ===         ===     ====

     (c) Non-cash transactions:

                                                                  Six-month
                                                                period ended       Years ended
                                                                December 31,         June 30,
                                                                -------------    ----------------
                                                                    2003          2003      2002
                                                                -------------    -------    -----
         Disposal of intellectual property
           to Innodia in exchange
           for an equity interest (note 4)..................        $ --         $3,830     $ --
         Additions to property and equipment
           and patent costs included in
           accounts payable and accrued
           liabilities at year-end..........................         406            590      523
                                                                    ====         ======     ====

14.  SEGMENT DISCLOSURES:

     (a) Business segment:

         The Company operates in one business segment, namely the development and commercialization of innovative therapeutics for neurological disorders. The Company's operations are conducted principally in Canada.

     (b) Information about major customers:

         All of the Company's revenues in 2002 were derived from one customer (see note 10 (a)).

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

14. SEGMENT DISCLOSURES (CONTINUED):

    (c) Property and equipment and intangible assets (patent costs) by geographic area are as follows:

                                                                        December 31,     June 30,
                                                                            2003           2003
                                                                        -------------    --------
         Canada.....................................................       $4,599         $4,070
         Europe.....................................................        2,882          2,586
                                                                           ------         ------
                                                                           $7,481         $6,656
                                                                           ======         ======

15.  FINANCIAL INSTRUMENTS:

     (a) Fair value disclosure:

         Fair value estimates are made as of a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.

         The Company has determined that the carrying value of its short-term financial assets and liabilities, including cash and cash equivalents, grants receivable, sales taxes receivable, interest and other receivables, research tax credits receivable as well as accounts payable and accrued liabilities, approximates their fair value because of the relatively short periods to maturity of these instruments.

         Marketable securities are comprised of fixed income instruments with a high credit rating (not less than R1 (mid) rating). As at December 31, 2003, the weighted average effective interest rate of the marketable securities is approximately 1.71% (June 30, 2003 -- 3.25%). The fair market value of the marketable securities amounts to $62,726 as at December 31, 2003 ($9,947 as at June 30, 2003).

         The fair value of obligations under capital leases, calculated at the present value of future contractual payments of principal and interest, discounted at the current market rates of interest available to the Company for debt instruments with similar terms and maturity, approximates their carrying value.

     (b) Credit risk:

         Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. The Company regularly monitors the credit risk exposure and takes steps to mitigate the likelihood of these exposures from resulting in actual loss.

         Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of marketable securities. The Company has investment policies that ensure the safety and preservation of principal, that ensure the Company's liquidity needs are met and that optimize yields. Authorized investments include bankers' acceptances, bearer deposit notes, corporate and government bonds, certificates of deposit, commercial paper and treasury bills, and shall not exceed 10% per issuer.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

15. FINANCIAL INSTRUMENTS (CONTINUED):

    (c)  Foreign currency risk management:

         A substantial portion of the Company's revenues from research contracts and milestone payments in prior years, as well as expenses, are denominated in US dollars. This results in financial risk due to fluctuations in the value of the Canadian dollar relative to the US dollar. The Company does not use derivative financial instruments to reduce its foreign exchange exposure. Fluctuations in foreign exchange rates could cause unanticipated fluctuations in the Company's operating results.

    (d)  Interest rate risk:

         The Company's exposure to interest rate risk is as follows:

         Cash and cash equivalents                                       Fixed interest rate
         Marketable securities                                           Fixed interest rate
         Obligations under capital leases                                Fixed interest rate

16. CANADIAN/US REPORTING DIFFERENCES:

    (a)  Consolidated statements of operations:

         The reconciliation of earnings reported in accordance with Canadian GAAP with US GAAP is as follows:

                                                Six-month
                                              period ended                              Cumulative
                                              December 31,     Years ended June 30,       since
                                              -------------    --------------------    inception of
                                                  2003           2003        2002       operations
                                              -------------    --------    --------    ------------
         Net loss in accordance with
           Canadian GAAP..................      $(16,773)      $(19,618)   $(13,475)     $(74,838)
         Adjustment for:
           Stock-based compensation
              costs (1)...................            (8)           (83)       (111)       (1,975)
           Long-term investment (2).......          (771)            --          --          (771)
                                                --------       --------    --------      --------
         Net loss in accordance with
           US GAAP........................       (17,552)      $(19,701)   $(13,586)     $(77,584)
                                                ========       ========    ========      ========
         Loss per share under US GAAP:
           Basic and diluted..............      $  (0.65)      $  (0.90)   $  (0.75)
                                                ========       ========    ========      ========

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

    (a)  Consolidated statements of operations (continued):

         The weighted average number of common shares outstanding for purposes of determining basic and diluted loss per share is the same amount as the one used for Canadian GAAP purposes.

    (b)  Consolidated balance sheets:

         A reconciliation of balance sheet items in accordance with Canadian GAAP with US GAAP is as follows:

         (i)   Share capital:

                                                                                  June 30,
                                                             December 31     ------------------
                                                                 2003         2003       2002
                                                             ------------    -------    -------
              Share capital, Canadian GAAP...............       173,930      $87,482    $69,501
              Adjustment for:
                Share issue costs (3)....................       (11,527)      (4,714)    (4,177)
                                                               --------      -------    -------
              Share capital, US GAAP.....................      $162,403      $82,768    $65,324
                                                               ========      =======    =======

         (ii) Additional paid-in capital:

                                                                                   June 30,
                                                               December 31     ----------------
                                                                   2003         2003      2002
                                                               ------------    ------    ------
              Additional paid-in capital, Canadian GAAP....       $   --       $   --    $   --
              Adjustment for:
                Stock-based compensation (1):
                   Current year............................            8           83       111
                   Cumulative effect of prior years........        1,693        1,610     1,499
                                                                  ------       ------    ------
              Additional paid-in capital, US GAAP..........       $1,701       $1,693    $1,610
                                                                  ======       ======    ======

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

    (b) Consolidated balance sheets (continued):

        (iii) Deficit:

                                                                                 June 30,
                                                           December 31     --------------------
                                                               2003          2003        2002
                                                           ------------    --------    --------
              Deficit, Canadian GAAP...................      $(86,365)     $(62,779)   $(42,624)
              Adjustment for:
                Stock-based compensation (1):
                   Current year........................            (8)          (83)       (111)
                   Cumulative effect of prior years....        (1,693)       (1,610)     (1,499)
                                                             --------      --------    --------
                                                               (1,701)       (1,693)     (1,610)
                Long-term investment (2)...............          (771)           --          --
                Share issue expenses (3)...............        11,527         4,714       4,177
                                                             --------      --------    --------
              Deficit, US GAAP.........................      $(77,310)     $(59,758)   $(40,057)
                                                             ========      ========    ========

              (1)  Stock-based compensation:

                   Employees

                   For US GAAP purposes, the Company has elected to follow the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for stock options granted to employees and directors. Under the intrinsic value method, compensation cost is recognized for the difference, if any, between the quoted market price of the stock as at the grant date and the amount the individual must pay to acquire the stock. The Company recorded a compensation expense of $8 (June 30, 2003 -- $83; June 30, 2002 -- $111) in respect of options granted to employees prior to the Company's initial public offering at prices other than the quoted market price at date of grant.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Six-month period ended December 31, 2003, years ended June 30, 2003 and 2002 and for the period from inception
(June 17, 1993) to December 31, 2003
(in thousands of Canadian dollars, except per share data)

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

    (b)  Consolidated balance sheets (continued):

         (2)  Long-term investment:

              For US GAAP purposes, the Company's long-term investment would be considered a variable interest entity (VIE) as defined in FIN46R, Consolidation of Variable Interest Entities. An enterprise consolidates a VIE if that enterprise has a variable interest that will absorb a majority of the VIE's expected losses if they occur, receive a majority of the VIE's expected returns if they occur, or both. The Company's long-term investment represents a holding, the sole purpose of which is to hold the investment in Innodia Inc. The maximum amount at risk for the Company is the Company's carrying value of the investment. For Canadian GAAP, similar guidance has been issued, but is only effective for fiscal years beginning on or after November 1, 2004.

         (3)  Share issue costs:

              For US GAAP purposes, share issue costs are recorded as a reduction of the proceeds raised from the issuance of share capital. For Canadian GAAP purposes, share issue costs were charged to the deficit.